Exhibit 99.1

Trico's Initial Bankruptcy Motions Approved;
Hearing Date for Plan Confirmation Set for January 19, 2005

  Bankruptcy Court Approves Continued Payment of Wages, Payments to Vendors; Services Continue on a "Business as Usual" Basis - Interim Approval for New Financing Approved; Increases Liquidity by $10 Million - January 19, 2005 Hearing Date Set for Consideration of Prepackaged Plan

HOUSTON, Dec. 23 /PRNewswire-FirstCall/ -- Trico Marine Services, Inc. (OTC Pink Sheets: TMAR - News; the "Company" or "Trico") today announced that the United States Bankruptcy Court for the Southern District of New York has granted, on an interim or final basis, the relief sought by the Company in its initial motions, clearing the way for Trico to continue to pay its employees and vendors, approving on an interim basis new financing for the Company and setting a January 19 hearing date for consideration of the Company's reorganization plan. The approval of yesterday's motions permits Trico to continue normal operations throughout the restructuring process. All services provided to customers are continuing on a "business as usual" basis.

Trico's Bankruptcy Motions and Chapter 11 Filing

As previously indicated, the Company and two of its domestic subsidiaries filed a "prepackaged" chapter 11 financial reorganization case in the United States Bankruptcy Court for the Southern District of New York. As part of its bankruptcy filing, the Company also filed with the Bankruptcy Court its prepackaged plan of reorganization, which would restructure and substantially reduce the Company's debt, strengthen its balance sheet, and increase its liquidity.

The initial motions filed by the Company, and approved yesterday by the bankruptcy court, permit the Company to continue to pay its employees salaries and benefits, to pay vendors in the ordinary course of business, and to maintain its cash management systems. The bankruptcy court also approved, on an interim basis, a new $75 million debtor-in-possession ("DIP") financing facility with its existing U.S. lenders, which will provide the Company and its subsidiaries with an additional $10 million of undrawn liquidity. The DIP facility is comprised of a $55 million term loan, which will be used to pay all of the outstanding indebtedness under the Company's existing U.S. secured term loan, and a new $20 million revolving credit facility, $10 million of which is available to the Company on an interim basis until the January 19, 2005 confirmation hearing. Upon effectiveness of Trico's plan of reorganization, and the satisfaction of certain conditions precedent thereunder, the DIP facility will convert into a $75 million exit financing facility, comprised of a $55 million term loan and a $20 million revolving credit facility, which will provide the reorganized Company with liquidity for working capital and other general corporate purposes.

The bankruptcy court set a January 19, 2005 hearing date for the final order on the Company's postpetition credit agreement and for confirmation of the prepackaged plan of reorganization. As previously announced, holders of the Company's $250 million 8 7/8% senior notes due 2012 (the "Senior Notes") have voted overwhelmingly to accept the plan. The Company's plan has received acceptances from 99.9% of the eligible creditors who cast votes on the plan. Based on this high degree of support, the Company is hopeful that the plan will be approved in all material respects and that its exit from chapter 11 will not be delayed for any substantial length of time after the January 19, 2005 hearing.

Chapter 11 petitions have been filed by the following three Trico entities: Trico Marine Services, Inc.; Trico Marine Assets, Inc.; and Trico Marine Operators, Inc. Non-filing entities not affected by these bankruptcy proceedings include Trico Marine International, Inc. and the following 11 direct and indirect foreign affiliates of Trico: Trico Servicos Maritimos Ltda. (Brazil); Coastal Inland Marine Services Ltd. (Nigeria); Trico Marine International, Ltd. (Cayman); Trico Marine International Holdings B.V. (Netherlands); Trico Supply AS (Norway); Trico Shipping AS (Norway); Trico Supply (UK) Limited (England & Wales); Albyn Marine Limited (England & Wales); CHH-Trico PTE Ltd. (Singapore); Servicos de Apoyo Maritimo de Mexico, S. de R.L. de C.V. (Mexico); and, finally, Naviera Mexicana de Servicios, S. (Mexico).

The Trico Plan

As previously announced, under Trico's plan of reorganization, the holders of the Senior Notes will receive, in exchange for their total claims (including principal and accrued and unpaid interest), 100% of the fully diluted new common stock of the reorganized Trico Marine Services, Inc., before giving effect to (i) the exercise of warrants to be distributed to the Company's existing holders of common stock pursuant to the plan and (ii) a new employee option plan. On the effective date of the plan of reorganization, the sole equity interests in the reorganized Company will consist of the new common stock issued to the holders of the Senior Notes, the warrants, and options to be issued to employees. Copies of the plan of reorganization, disclosure statement and related documents will be available at http://www.kccllc.net/trico.

The Company's obligations under existing operating leases, or trade credit extended to the Company by its vendors and suppliers, will be unaffected by the restructuring and will be paid in full.

About Trico

Trico provides a broad range of marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea, Latin America, and West Africa. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews, and support for the construction, installation, maintenance and removal of offshore facilities. Trico has principal offices in Houma, Louisiana and Houston, Texas. Please visit our website at http://www.tricomarine.com for additional information.

THE MATTERS DISCUSSED HEREIN CONTAIN CERTAIN STATEMENTS THAT ARE "FORWARD- LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE SPECIFICALLY RECITED HEREIN, AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS.

THE DISCUSSION OF THE MATTERS HEREIN SHOULD BE READ IN CONJUNCTION WITH THE ASSUMPTIONS, QUALIFICATIONS AND EXPLANATIONS SET FORTH HEREIN AND THE HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES AND SCHEDULES THERETO, INCORPORATED HEREIN BY REFERENCE TO THE COMPANY'S ANNUAL REPORT ON FORM 10-KA FOR THE YEAR ENDED DECEMBER 31, 2003 AND THE QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2004.

THE RESTRUCTURING PROCESS PRESENTS INHERENT MATERIAL UNCERTAINTY. IT IS NOT POSSIBLE TO DETERMINE THE LENGTH OF TIME IT WILL TAKE THE COMPANY TO COMPLETE ITS RESTRUCTURING, OR THE OUTCOME OF THE RESTRUCTURING IN GENERAL. IN ADDITION, THE IMPLEMENTATION OF A PLAN OF REORGANIZATION IS DEPENDENT UPON A NUMBER OF CONDITIONS TYPICAL IN SIMILAR REORGANIZATIONS, INCLUDING COURT APPROVAL OF THE PLAN OF REORGANIZATION.

WHILE THE COMPANY IS IN THE PROCESS OF RESTRUCTURING, INVESTMENTS IN ITS SECURITIES WILL BE HIGHLY SPECULATIVE. SHARES OF THE COMPANY'S COMMON STOCK WILL LIKELY HAVE LITTLE OR NO VALUE, OTHER THAN THE VALUE OF THE COMPANY'S WARRANTS TO BE ISSUED PURSUANT TO THE PROPOSED PLAN OF REORGANIZATION. THE VALUE OF ITS SENIOR NOTES IS SIGNIFICANTLY IMPAIRED AND MAY BE FURTHER IMPAIRED.